                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made as of April 24, 2000, by and between 9278 Communications, Inc., a Nevada corporation (the "Nevada Company"), and 9278 Communications, Inc., a Delaware corporation (the "Delaware Company"); (the Nevada Company and the Delaware Company collectively, the "Constituent Corporations").

         WHEREAS, the authorized capital stock of the Nevada Company consists of twenty-five million (25,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share, of which two thousand five hundred (2,500) shares have been designated as Series B Convertible Preferred Stock;

         WHEREAS, the authorized capital stock of the Delaware Company consists of forty million (40,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share, of which two thousand five hundred (2,500) shares have been designated as Series B Convertible Preferred Stock.; and

         WHEREAS, the directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that the Nevada Company merge with and into the Delaware Company upon the terms and conditions provided herein.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that the Nevada Company shall merge with and into the Delaware Company on the following terms, conditions and other provisions:

         1.   TERMS AND CONDITIONS.

              1.1 MERGER. the Nevada Company shall be merged with and into the Delaware Company (the "Merger"), and the Delaware Company shall be the surviving corporation (the "Surviving Corporation") effective at 12:01 a.m., on the day following the date the appropriate certificate reflecting the Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date").

              1.2 SUCCESSION. On the Effective Date, the Delaware Company shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of the Nevada Company, except insofar as it may be continued by operation of law, shall be terminated and cease.

              1.3 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date (i) the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; (ii) all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and (iii) all property, rights, privileges, powers and franchises, and all and every other interest, thereafter shall be the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not been consummated, except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

              1.4 COMMON STOCK OF THE NEVADA COMPANY AND THE DELAWARE COMPANY. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective stockholders, (i) each share of Common Stock of the Nevada Company issued and outstanding immediately prior thereto shall be combined, changed and converted into one (1) share of Common Stock of the Delaware Company, in each case fully paid and nonassessable, (ii) each share of Common Stock of the Delaware Company issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares, and (iii) each share of Series B Convertible Preferred Stock of the Nevada Company issued and outstanding immediately prior thereto shall be combined, changed and converted into one (1) share of Series B Convertible Preferred Stock of the Delaware Company, in each case fully paid and nonassessable.

              1.5 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates that, prior to that time, represented shares of Common Stock of the Nevada Company shall be deemed for all purposes to evidence ownership of and to represent the shares of the Delaware Company into which the shares of the Nevada Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distribution upon the shares of the Delaware Company evidenced by such outstanding certificate as above provided.

              1.6 PURCHASE RIGHTS. On the Effective Date, the Surviving Corporation will assume the outstanding obligations of the Nevada Company, if any, to issue Common Stock or other capital stock pursuant to contractual purchase rights granted by the Nevada Company, and the outstanding and unexercised portions of all outstanding contractual rights to purchase Common Stock or other capital stock of the Nevada Company shall be changed and converted into contractual rights to purchase Common Stock or other capital stock, respectively, of the Delaware Company such that a contractual right to purchase one (1) share of Common Stock or other capital stock of the Nevada Company shall be converted into a contractual right to purchase one (1) share of Common Stock or other capital stock, respectively, of the Delaware Company. No other changes in the terms and conditions of such contractual purchase rights will occur.

              1.7 EMPLOYEE BENEFIT PLANS. On the Effective Date, the Surviving Corporation shall assume all obligations of the Nevada Company under any and all employee benefit plans in effect as of such date with respect to which employee rights or accrued benefits are outstanding as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger.

         2.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

              2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Delaware Company in effect on the Effective Date shall continue to be the Certificate of Incorporation of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of the Delaware Company in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

              2.2 DIRECTORS. The directors of the Nevada Company immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualify.

              2.3 OFFICERS. The officers of the Nevada Company immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

         3.  MISCELLANEOUS.

              3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, the Surviving Corporation shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and the Surviving Corporation shall take or cause to be taken such further and other action as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Delaware Company and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of the Delaware Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

              3.2 AMENDMENT. At any time before or after approval by the stockholders of the Nevada Company, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the stockholders of the Nevada Company, the principal terms may not be amended without the further approval of the stockholders of the Nevada Company) as may be determined in the judgment of the respective Board of Directors of the Delaware Company and the Nevada Company to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

              3.3 CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

                   (i) the Merger shall have been approved by the stockholders of the Nevada Company in accordance with applicable provisions of the Nevada General Corporation Law; and

                   (ii) the Nevada Company, as sole stockholder of the Delaware Company, shall have approved the Merger in accordance with the Delaware General Corporation Law; and

                   (iii) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of the Nevada Company to be material to consummation of the Merger shall have been obtained.

              3.4 ABANDONMENT OR DEFERRAL. Notwithstanding the approval of this Merger Agreement by the stockholders of the Nevada Company or the Delaware Company, at any time before the Effective Date, (a) this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Nevada Company or the Delaware Company or both or (b) the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Nevada Company and the Delaware Company, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or their respective Board of Directors or stockholders with respect thereto, except that the Nevada Company shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

              3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

              IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of the Nevada Company and the Delaware Company, hereby is executed on behalf of each such corporations and attested by their respective officers thereunto duly.

                                       9278 COMMUNICATION, INC.,
                                       A NEVADA CORPORATION

                                       By: /s/ Amar Bahadoorsingh
                                           -------------------------------------
                                           Name: Amar Bahadoorsingh
                                           Title: President


                                       9278 COMMUNICATIONS, INC.,
                                       A DELAWARE CORPORATION

                                       By: /s/ Sajid Kapadia
                                           -------------------------------------
                                           Name: Sajid Kapadia
                                           Title: President